May 10, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the statements made by JinkoSolar Holding Co., Ltd. to be furnished with the Securities and Exchange Commission on Form 6-K dated May 10, 2012. We agree with the statements concerning PricewaterhouseCoopers Zhong Tian CPAs Limited Company in such Form 6-K.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company